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                                                                   EXHIBIT 10.38

                                 AMR CORPORATION

                       1998 - 2000 PERFORMANCE SHARE PLAN
                         FOR OFFICERS AND KEY EMPLOYEES


Purpose

The purpose of the 1998 - 2000 AMR Corporation Performance Share Plan ("Plan") for Officers and Key Employees is to provide greater incentive to officers and key employees of AMR Corporation ("AMR" or "the Corporation"), to achieve the highest level of individual performance, and to meet or exceed specified goals which will contribute to the success of the Corporation.

Definitions

This Plan has been approved by the Committee under the terms and conditions of the 1988 Long Term Incentive Plan, as amended ("LTIP"). Capitalized terms not otherwise defined in the Plan or the award agreement for performance shares between the Corporation and the employee, will have the meanings set forth in the LTIP.

For purposes of the Plan, the following definitions will control:

"AMR" is defined as AMR Corporation.

"Committee" is defined as the Compensation Committee of the AMR Board of Directors.

"Adjusted Earnings/(Loss)" is defined as the sum of the Corporation's Consolidated earnings/(loss) applicable to common shares, preferred dividends, and American Airlines Inc. ("American") aircraft rental expense - net of the Related Tax Impact, less: Calculated Interest on Operating Leases - net of the Related Tax Impact, and Calculated Amortization of Operating Leases - net of the Related Tax Impact.

"Net Cash Flow" is defined as the sum of Adjusted Earnings/(Loss), the Corporation's depreciation and amortization expense, Calculated Interest on Operating Leases - net of the Related Tax Impact, Calculated Amortization of Operating Leases, and any accounting adjustments or extraordinary or unusual items (net of the Related Tax Impact) or other non-cash items which may be added or deducted at the discretion of the AMR Incentive Compensation Committee and approved by the AMR Board of Directors.

"Plan Average Net Cash Flow" is defined as the sum of the Net Cash Flow amounts for all of the fiscal years in the measurement period divided by three.



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"Adjusted Gross Assets" is defined as the Corporation's consolidated total assets plus the Capitalized Value of Operating Leases plus Accumulated Depreciation on Equipment and Property plus Accumulated Amortization on Equipment and Property under Capital Leases, minus cash and short-term investments.

"Capitalized Value of Operating Leases" is defined as the initial present value of the lease payments required under American's aircraft operating leases over the initial stated lease term, calculated using a discount rate of Prime plus one percent.

"Prime" is defined as the base rate on Corporate Loans posted by at least 75% of the 30 largest U.S. banks which is published daily in the Wall Street Journal.

"Calculated Interest on Operating Leases" is defined as the interest expense imputed in American's operating leases and is determined by applying the interest rate used in determining the Capitalized Value of Operating Leases to the average obligation balance of such leases (calculated as the remaining obligation balance at the end of the fiscal year plus the remaining obligation balance at the end of the prior fiscal year, divided by two).

"Calculated Amortization of Operating Leases" is defined as the amortization expense associated with Capitalized Value of Operating Leases and is determined by the straight line method of amortization over the lease term.

"Related Tax Impact" of an adjustment made in determining Adjusted Earnings/(Loss) or Net Cash Flow is defined as the amount of that adjustment multiplied by the Corporation's estimated marginal tax rate for the relevant year, as determined by the Tax Department.

"Measurement Period" is defined as the three year period beginning January 1, 1998 and ending December 31, 2000.

"Average Adjusted Gross Assets" is Adjusted Gross Assets as of December 31 of a given year during the measurement period, plus Adjusted Gross Assets as of December 31 of the prior fiscal year, divided by two.

"Plan Average Adjusted Gross Assets" is the sum of Average Adjusted Gross Assets for each of the years during the measurement period divided by three.

"Cash Flow Return on Gross Assets" is defined as Plan Average Net Cash Flow divided by Plan Average Adjusted Gross Assets.

"Comparison Airlines" shall consist of Delta Air Lines Inc., Southwest Airlines Inc., UAL Corp., and USAir Group.

Unless otherwise indicated, the sources for all of the financial data specified above are the applicable Annual Reports on Form 10-K filed by the Corporation.


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Accumulation of Shares

The number of shares under the Plan to be distributed to individual participants is based on the applicable award agreement between the Corporation and the Employee and is determined by (i) the Corporation's Cash Flow Return on Gross Assets ("CFROGA"), and (ii) the Corporation's relative rank among the Comparison Airlines with regard to CFROGA. The accumulation of shares is specified below:

------------------------------------------------------------------------------------------------------------
                                    GRANTED SHARES - PERCENT OF TARGET

                                                       AMR'S CFROGA
                --------------------------------------------------------------------------------------------

    AMR's                          > = 5.70%          > = 6.80%           > = 7.90%
   Ranking         < 5.70%        and < 6.80%         and < 7.90%        and < 8.60%         > = 8.60%
   -------         -------        -----------         -----------        -----------         ---------
     1st             75%              100%               125%                150%               175%
     2nd             50%              75%                100%                125%               150%
     3rd             25%              50%                 75%                100%               125%
     4th             0%               25%                 50%                75%                100%
     5th             0%                0%                 25%                50%                 75%
------------------------------------------------------------------------------------------------------------

Administration

The Committee shall have authority to administer and interpret the Plan, establish administrative rules, approve eligible participants, and take any other action necessary for the proper operation of the Plan. In computing CFROGA of the Comparison Airlines, the Committee may include or exclude special or non-recurring items. The amount, if any, of the fund shall be computed by the General Auditor of American based on a certification of CFROGA by American's independent auditors. A summary of awards under the Plan shall be provided to the Board of Directors at the first regular meeting following determination of the awards. The Committee may determine to pay a cash equivalent in lieu of the stock award.

General

Neither this Plan nor any action taken hereunder shall be construed as giving any employee or participant the right to be retained in the employ of American or an Affiliate.

Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive an award as may have been expressly awarded by the Committee.

In the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or




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any other act beyond the control of the Company, whether similar or dissimilar,
(each a "Force Majeure Event"), which Force Majeure Event affects the Company or its Subsidiaries or its Affiliates, the Board of Directors of the Company, at its sole discretion, may (i) terminate or (ii) suspend, delay, defer (for such period of time as the Board may deem necessary), or substitute any awards due currently or in the future under the Plan, including, but not limited to, any awards that have accrued to the benefit of participants but have not yet been paid.

In consideration of the employee's privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of, American, to any unauthorized party and,
(ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American or after such employment is terminated, and (iii) not to solicit any current employees of American or any subsidiaries of AMR Corporation to join the employee at his or her new place of employment after his or her employment with American is terminated.

The Board of Directors may amend, suspend, or terminate the Plan at any time.



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